UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2015

Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55197	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information under the caption “Agreement with Messrs. Michelson and Rendell” in Item 5.02 is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Leslie D. Michelson and Edward G. Rendell as Independent Directors

On December 1, 2015, the board of directors (the “Board”) of Healthcare Trust, Inc. (the “Company”) appointed Leslie D. Michelson and Edward G. Rendell each as an independent director of the Company, effective as of that same date. There are no related party transactions involving Messrs. Michelson or Rendell that are reportable under Item 404(a) of Regulation S-K.

Messrs. Michelson and Rendell, like the Company’s other independent directors, will participate in the Company’s compensation program for independent directors and the Company’s employee and director incentive restricted share plan. The Company pays to each of its independent directors a retainer of $30,000 plus certain per meeting compensation and reimbursements.  Under the Company’s employee and director incentive restricted share plan, Messrs. Michelson and Rendell will each be entitled to receive an award of 1,333 restricted shares of common stock on the date of their appointment and at each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors under the Company’s employee and director incentive restricted share plan vests over a five-year period following the first anniversary of the date of grant in increments of 20% per annum.

Simultaneously with the appointment of Messrs. Michelson and Rendell, the Board took action to increase the number of directors constituting the entire board to six directors pursuant to the Company’s bylaws, with such increase in size of the Board being effective concurrent with the appointment of Messrs. Michelson and Rendell.

Agreement with Messrs. Michelson and Rendell

In connection with their appointment as directors, on December 3, 2015, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with each of Mr. Michelson and Mr. Rendell (each, an “Indemnitee”). The Indemnification Agreement provides that the Company will indemnify the Indemnitees, to the fullest extent permitted by Maryland law and the Company’s charter and subject to the limitations set forth in the Indemnification Agreement, from and against all judgments, penalties, fines and amounts paid in settlement and expenses reasonably incurred by each Indemnitee that may result or arise in connection with such Indemnitee serving in his capacity as a present or former director, officer, employee or agent of the Company or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Company. The Indemnification Agreement further provides that, subject to the limitations set forth in the Indemnification Agreement, the Company will, without requiring a preliminary determination of an Indemnitee’s ultimate entitlement of indemnification under the Indemnification Agreement, advance all reasonable expenses to such Indemnitee incurred by or on behalf of such Indemnitee in connection with any proceeding such Indemnitee is or is threatened to be made a party to.

The Indemnification Agreement provides that each Indemnitee is entitled to indemnification unless it is established that (a) the act or omission of an Indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) such Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, such Indemnitee had reasonable cause to believe that his conduct was unlawful. The Indemnification Agreement further limits each Indemnitee’s entitlement to indemnification in cases where (a) the proceeding was one by or in the right of the Company and such Indemnitee was adjudged to be liable to the Company, (b) such Indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such Indemnitee or (c) the proceeding was brought by such Indemnitee, except in certain circumstances.

 The Indemnification Agreement also provides that, except for a proceeding brought by an Indemnitee, the Company has the right to defend such Indemnitee in any proceeding which may give rise to indemnification under the Indemnification Agreement. The Indemnification Agreement grants each Indemnitee the right to separate counsel in certain proceedings involving separate defenses, counterclaims or other conflicts of interest and in proceedings in which the Company fails to assume the defense of such Indemnitee in a timely manner. The Indemnification Agreement further provides that the Company will use its reasonable best efforts to acquire directors and officers liability insurance covering each Indemnitee or any claim made against such Indemnitee by reason of his service to the Company.

 The description of the Indemnification Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the full terms of the Indemnification Agreement. The Company will file the Indemnification Agreement with the Securities and Exchange Commission as an exhibit to its next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust, Inc.

Date: December 7, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer, President, and Secretary